As filed with the Securities and Exchange Commission on March 19, 2018

Registration No. 333-189771

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-189771
UNDER THE SECURITIES ACT OF 1933

HD SUPPLY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0486780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3100 Cumberland Boulevard, Suite 1480,

Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)

HDS INVESTMENT HOLDING, INC. STOCK INCENTIVE PLAN

HD SUPPLY HOLDINGS, INC. 2013 OMNIBUS INCENTIVE PLAN

HD SUPPLY HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Dan S. McDevitt

General Counsel and Corporate Secretary

3100 Cumberland Boulevard, Suite 1480,

Atlanta, Georgia 30339
(Name and address of agent for service)

(770) 852-9000

(Telephone number, including area code, of agent for service)

Copy to:
Joel T. May
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia  30309-3053
(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Post-Effective Amendment, filed by HD Supply Holdings, Inc. (the “Company”), deregisters certain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 2, 2013 (No. 333-189771) (the “Registration Statement”), for offer or sale pursuant to the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”). A total of 12,500,000 shares of Common Stock issuable under the 2013 Plan were initially registered for issuance under the Registration Statement. As of the date hereof, a total of 5,486,424 of those previously registered shares of Common Stock remained unissued and unallocated. Notwithstanding any deregistration of shares of Common Stock previously available for issuance under the 2013 Plan, both the HD Supply Holdings, Inc. Employee Stock Purchase Plan and the HDS Investment Holding, Inc. Stock Incentive Plan will continue in full force and effect, and none of the shares of Common Stock available for issuance thereunder are being deregistered pursuant to this Post-Effective Amendment.

On May 17, 2017, the stockholders of the Company approved an amendment and restatement of the 2013 Plan, which replaced and succeeded the 2013 Plan (as amended and restated, the “Plan”) and authorized a total of 15,000,000 shares for issuance (collectively, the “Plan Shares”). The Plan Shares include 8,299,532 shares of Common Stock in addition to the 6,700,468 shares of Common Stock that remained available for issuance under the 2013 Plan prior to its amendment and restatement. The Company has registered the Plan Shares pursuant to a new Registration Statement on Form S-8, filed concurrently with this Post-Effective Amendment.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment in order to deregister the 5,486,424 shares of Common Stock unissued under the Plan (after taking into account the net 1,214,044 shares of Common Stock that were issued under Registration Statement No. 333-189771 between May 17, 2017 and the date hereof).

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 19, 2018.

HD SUPPLY HOLDINGS, INC.

By:	/s/ Dan S. McDevitt
Dan S. McDevitt
General Counsel and Corporate Secretary

In reliance upon Rule 478(a)(4) under the Securities Act, no other person is required to sign this Post-Effective Amendment.

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